UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2005

HUMAN GENOME SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-022962	22-3178468
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14200 Shady Grove Road, Rockville, Maryland 20850-7464 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On July 14, 2005, Human Genome Sciences, Inc. (the “Company”) announced that Barry A. Labinger has been named the Company’s new Executive Vice President and Chief Commercial Officer, effective August 15, 2005. Mr. Labinger will be entitled to an annual base salary of $460,000 and, for the first twelve months of his employment, a bonus of 40% of his base salary, a portion of which will be paid in the first quarter of 2006 and the remainder paid on August 15, 2006, subject to Mr. Labinger’s continued employment with the Company on the payment dates. In addition to the first year bonus, Mr. Labinger will be eligible for a discretionary performance bonus of up to 40% of his base salary for the balance of 2006. After 2006, Mr. Labinger may be eligible for an annual bonus as determined by the Board of Directors. Mr. Labinger will also be entitled to receive grants of stock options or other equity-based awards as determined by the Board of Directors and a relocation reimbursement payment of $175,000 plus a 35% tax gross-up payment. Mr. Labinger will serve as an at will employee and either Mr. Labinger or the Company may terminate Mr. Labinger’s employment at any time. If the Company terminates Mr. Labinger’s employment without cause, Mr. Labinger will be entitled to receive his base salary for a period of up to 12 months. Upon his hiring, Mr. Labinger will be granted an option to acquire 300,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of the grant. The option will vest over four years, with 25% vesting on August 15, 2006 and the remainder vesting monthly thereafter. Mr. Labinger will also be granted 50,000 restricted shares of the Company’s common stock that will vest over three years pursuant to the terms of a Restricted Stock Agreement under the Company’s Amended and Restated 2000 Stock Incentive Plan.

     In July 1998, the Company established a Key Executive Severance Plan for certain of its key employees. Pursuant to the Key Executive Severance Plan, the Company will enter into an agreement with Mr. Labinger to provide that in the event Mr. Labinger’s employment is terminated by the Company without cause or terminated by Mr. Labinger for good reason, in either case within 18 months of a Change in Control (as defined in the Key Executive Severance Plan), the Company shall make a cash payment to Mr. Labinger equal to 1.5 times the sum of Mr. Labinger’s annual salary plus bonus and Mr. Labinger will be entitled to continue to participate in the Company’s group medical, dental, life and disability programs for a period of 18 months at the same rates applicable to Mr. Labinger during his employment. In addition, the Key Executive Severance Plan provides that upon a Change in Control, all option grants will vest unless the options are assumed or replaced in connection with the Change in Control and the assumed or replacement options will vest in the event Mr. Labinger’s employment is terminated without cause or Mr. Labinger resigns for good reason, in either case within 18 months of the Change in Control. As a condition to participation in the Key Executive Severance Plan, Mr. Labinger will be subject to certain confidentiality and non-solicitation provisions.

     Since 2002, Mr. Labinger has been Division Vice President of 3M Pharmaceuticals, a global division of 3M Company. From 2000 to 2002, Mr. Labinger was Senior Vice President and General Manager, Commercial Operations of Immunex Corporation. Mr. Labinger has also served as Senior Director of Diabetes Marketing and Director of Glucophage Marketing at Bristol-Myers Squibb. Mr. Labinger began his pharmaceutical career at Abbott Laboratories, where he held various sales and marketing positions.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

     99.1 Press Release dated July 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
	Name:	James H. Davis, Ph.D.
Date: July 15, 2005	Title:	Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release dated July 14, 2005.